                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement     [ ] Confidential, For Use of the Commission
                        Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (ss.)240.14a-11(c) or (ss.)240.14a-12


                            ACCUSTAFF INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No Filing Fee Required.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                            ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                                 JULY 14, 1998

Dear AccuStaff Incorporated Shareholder:

  On behalf of the Board of Directors and management of AccuStaff Incorporated, I cordially invite you to attend the special meeting of shareholders (the "Special Meeting") to be held in the Auditorium in the AccuStaff Building, One Independent Drive, Jacksonville, Florida on August 14, 1998 at 10:00 a.m. local time. The attached Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the Special Meeting.

  It is important that your shares be represented at the Special Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the Special Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

                                          Sincerely,

                                          /s/ Derek E. Dewan
                                          -----------------------------------
                                          Derek E. Dewan,
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                           Officer

                            ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON FRIDAY, AUGUST 14, 1998

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of AccuStaff Incorporated, a Florida corporation (the "Company"), will be held on Friday, August 14, 1998 at 10:00 a.m. local time, in the Auditorium at the Company's offices at One Independent Drive, Jacksonville, Florida for the following purposes:

    1. To amend the Company's Articles of Incorporation to change the name of the Company from AccuStaff Incorporated to Modis Professional Services, Inc.;

    2. To amend the Company's Articles of Incorporation to increase the number of shares of common stock, par value $0.01 per share, which the Company is authorized to issue from one hundred and fifty million (150,000,000) shares to four hundred million (400,000,000) shares;

    3. To amend the Company's Articles of Incorporation to limit the liability of directors and officers and to provide indemnification of the Company's directors and officers;

    4. To amend the Company's 1995 Stock Option Plan to increase the number of shares underlying options or restricted stock that may be granted pursuant to such plan; and

    5. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  All shareholders are cordially invited to attend the Special Meeting in person; however, only shareholders of record at the close of business on July 7, 1998, are entitled to notice of and to vote at the Special Meeting.

                                          Sincerely,

                                          /s/ Marc M. Mayo
                                          ---------------------------------
                                          Marc M. Mayo
                                          Senior Vice President,
                                          General Counsel and Secretary

Jacksonville, Florida
July 14, 1998

               REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE
              REQUESTED TO MARK, SIGN, DATE, AND PROMPTLY RETURN
                 THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                            ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                                PROXY STATEMENT

GENERAL

  This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of AccuStaff Incorporated, a Florida corporation (the "Company"), on or about July 14, 1998 in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held Friday, August 14, 1998, at 10:00 a.m., local time (the "Special Meeting"), or at any adjournment thereof. The Special Meeting will be held in the Auditorium at the Company's offices at One Independent Drive, Jacksonville, Florida. The Company's telephone number is (904) 360-2000.

  At the Special Meeting, the shareholders of the Company will be asked: to amend the Company's Articles of Incorporation as amended to date (the "Articles") to (1) change the name of the Company to Modis Professional Services, Inc., (2) increase the number of authorized shares of common stock,
(3) limit the liability of directors and officers and provide for indemnification of the Company's directors and officers, (4) increase the number of shares that may be granted under the Company's 1995 Stock Option Plan and (5) transact such other business as may properly come before the meeting. All proxies which are properly completed, signed and returned to the Company prior to the Special Meeting will be voted.

RECORD DATE; OUTSTANDING SHARES

  Shareholders of record at the close of business on July 7, 1998 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. At June 1, 1998, 110,448,334 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were issued and outstanding. No shares of the Company's preferred stock (the "Preferred Stock") are outstanding.

VOTING PROCEDURES

  The Board of Directors has designated Derek E. Dewan and Michael D. Abney, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised, by: (i) giving written notice to the Secretary of the Company; (ii) delivering a later dated proxy; or (iii) attending the Special Meeting and voting in person. The shares represented by the proxy will be voted in accordance with the directions given unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the proposals described herein are not received by the date of the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies.

  The Company's Bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. The Company's Bylaws further provide that a matter is approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the matter exceed the votes opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act or the Company's Articles of Incorporation. Therefore, except as provided below, abstentions and broker non-votes generally will have no effect on the matters to be acted upon at the Special Meeting. Pursuant to the rules of the New York Stock Exchange, abstentions will have the effect of a vote against Proposal Two (increasing the number of authorized shares of common stock) and Proposal Four (increasing the number of shares that may be granted under the 1995 Stock Option Plan). A broker non-vote occurs when a broker who holds shares in a street name for a customer does not have the authority to vote on certain nonroutine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter.

  Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted "FOR" such matters.

OVERVIEW

  On June 8, 1998, the Company announced that, subject to certain conditions, it intends to separate into two publicly-held companies. The Company will retain its Information Technology division and its Professional Services division and will contribute to a newly-formed subsidiary, Strategix Solutions, Inc., a Delaware corporation ("Strategix"), its Commercial division which consists of all of the Company's assets that are engaged in commercial services, teleservices, health care services and private label services. On June 8, 1998, Strategix filed a registration statement on Form S-1 for an initial public offering of certain of the shares of Strategix's common stock (the "Offering"). After consummation of the Offering, the Company will own at least 80% of Strategix's outstanding shares of common stock. The Company intends to distribute to the Company's shareholders in 1999, subject to certain conditions, all of the Company's shares of Strategix in a tax-free spin-off transaction (the "Spin-off").

  Completion of the Spin-off will be subject to the satisfaction, or waiver by the Board of Directors of the Company (the "Board"), in its sole discretion, of the following conditions: (i) a Letter Ruling shall have been obtained from the Internal Revenue Service that will provide that, among other things, the Spin-off will qualify as a tax-free spin-off for federal income tax purposes, and will not result in recognition of any income, gain or loss for federal income tax purposes to the Company, or the Company's shareholders, and such ruling shall be in form and substance satisfactory to the Company; (ii) any material governmental approvals and third party consents necessary to consummate the Spin-off shall have been obtained and be in full force and effect; (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-off shall be in effect; and (iv) no other events or developments shall have occurred subsequent to the closing of the Offering that, in the judgment of the Board, would result in the Spin-off having a material adverse effect on the Company or on the Company's shareholders.

  The Company has applied for the Letter Ruling and intends to take all necessary steps to complete the Spin-off in 1999. The Company does not plan to distribute its shares of stock of Strategix to the Company's shareholders without a satisfactory Letter Ruling. There is no assurance that the Company will receive a satisfactory Letter Ruling or that all other conditions to the completion of the Spin-off will occur.

  The Company believes the Commercial division and the Company's Information Technology and Professional Services divisions serve different segments of the business service market. The Company believes that the separation of these businesses will allow more focus on each unit's operating performance, organic growth and efficiency, and the optimal capital structure. The separation will cause management of each group to be rewarded more directly for performance based upon their unit's results. The Company believes that the reorganization will address each business unit's needs more effectively. This includes expanding value-added service offerings to clients. The Company believes that each division's ability to attract and retain intellectual capital, obtain new business and make acquisitions will benefit from these changes.

  In light of the Company's proposed separation into two publicly-held companies, the Company's Board of Directors believes the Special Meeting is necessary so that certain actions may receive shareholder approval. The proposed separation does not require shareholder approval and no such approval is being sought. The Company's Board of Directors believes that Proposal One is necessary to minimize any confusion resulting from the contribution of the Company's commercial division to Strategix. The Company's Board of Directors believes that Proposal Two is necessary to provide a reserve of shares available for issuances in connection with possible future actions. The Company's Board of Directors believes that Proposal Three is necessary to clarify the limitations on liability of directors and officers. The Company's Board of Directors further believes that Proposal Four is necessary to provide a reserve of shares available for future issuances under the 1995 Stock Option Plan. The Company's Board of Directors has authorized the restating of the Company's Articles of Incorporation as such articles are amended by the shareholders at the Special Meeting. A copy of the proposed Amended and Restated Articles of Incorporation is attached as Exhibit A.

  This Proxy Statement contains certain forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the control of the Company which may cause the actual results, performance, or achievements of the Company or Strategix to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Such forward-looking statements include, among other things, discussions of the Company's and Strategix's plans for the Offering and the Spin-off. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct and there are risks that the expectations will not be achieved. Some of these risk factors include, but are not limited to, those disclosed in the Registration Statement filed with the Securities and Exchange Commission by Strategix in connection with the Offering. The Company assumes no duty to update any forward-looking statements.

  A registration statement relating to the offering of Strategix's common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time such registration statement becomes effective. This Proxy Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. Any person who wishes to receive a copy of the prospectus related to the offering of Strategix's common stock may contact the Company and arrange for the delivery of such prospectus once it has been completed.

                                 PROPOSAL ONE
                      PROPOSED AMENDMENT OF THE COMPANY'S
                   ARTICLES OF INCORPORATION TO CHANGE NAME
                     TO MODIS PROFESSIONAL SERVICES, INC.

  The Company's Board of Directors has adopted a resolution approving and recommending to the Company's shareholders for their approval an amendment to the Company's Articles of Incorporation to change the name of the Company from AccuStaff Incorporated to Modis Professional Services, Inc.

REASONS FOR THE PROPOSED AMENDMENT

  As part of the contribution of its Commercial division to Strategix, the Company is including the right to use the "AccuStaff" name since the "AccuStaff" brand is a large component of the Company's Commercial division. Therefore, to minimize confusion, the Company believes it is appropriate to change its name. The Company believes that the name Modis Professional Services, Inc. will convey the Company's focus on its Information Technology division, known as modis, and its Professional Services division.

  The text of the proposed amendment is found in Article I of the proposed Amended and Restated Articles of Incorporation which is set forth in Exhibit A to this Proxy Statement. If Proposal One is adopted, it will become effective upon filing the Amended and Restated Articles of Incorporation with the Florida Department of State.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

                                 PROPOSAL TWO
                      PROPOSED AMENDMENT OF THE COMPANY'S
                ARTICLES OF INCORPORATION TO INCREASE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

  The Company's Board of Directors has adopted a resolution approving and recommending to the Company's shareholders for their approval an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock, par value $0.01 per share ("Common Stock"), which the Company is authorized to issue from one hundred and fifty million (150,000,000) shares to four hundred million (400,000,000) shares. As of June 1, 1998, 110,448,334 shares of Common Stock, were issued and outstanding, 7,599,119 shares of Common Stock were reserved for issuance under the Company's Convertible Senior Debentures and 9,867,248 shares of Common Stock were reserved for issuance under the Company's stock options plans leaving 22,085,299 shares of Common Stock available for future issuance.

REASONS FOR THE PROPOSED AMENDMENT

 The Company has no immediate plans to use the additional authorized shares of Common Stock. Nonetheless, the Company's Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuances in connection with possible future actions. The Company's Board of Directors believes that the increased number of shares will provide the flexibility to effect other possible actions such as financings, corporate mergers, acquisitions of other companies, funding employee benefit plans and for general corporate purposes. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking shareholder approval.

DESCRIPTION OF COMMON STOCK

  Holders of the Company's Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. Each shareholder is entitled to one vote per share on all matters to be voted upon and is not entitled to cumulate votes for the election of directors. Holders of the Company's Common Stock do not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of the Company, are entitled to share ratably in the net assets of the Company available for distribution to common shareholders. All outstanding shares are validly issued, fully paid and non-assessable. The additional Common Stock to be authorized by adoption of the Amendment proposed herein would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the Amendment proposed herein and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding.

POSSIBLE EFFECTS OF THE AMENDMENT

  If the Amendment proposed herein is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of shareholders of the Company, except as provided under Florida law or under the rules of the New York Stock Exchange or any securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of future dividends, if any, and of future liquidation proceeds, if any, payable to the holders of currently outstanding Common Stock.

  Although the increase in the number of authorized shares of Common Stock is not intended for anti-takeover purposes, the rules of the Securities and Exchange Commission require disclosure of provisions in the Company's Articles of Incorporation and Bylaws that could have an anti-takeover effect. The Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt that holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price. The Board of Director's ability to deter a future takeover attempt may be further enhanced by the Company's ability to issue its currently authorized but unissued preferred stock. The Company has ten million (10,000,000) shares of preferred stock authorized that could be used for a number of purposes, including to fend off unsolicited takeover attempts.

  The text of the proposed amendment is found in Article III of the proposed Amended and Restated Articles of Incorporation which is set forth in Exhibit A to this Proxy Statement. If Proposal Two is adopted, it will become effective upon filing the Amended and Restated Articles of Incorporation with the Florida Department of State.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                                PROPOSAL THREE
                      PROPOSED AMENDMENT OF THE COMPANY'S
  ARTICLES OF INCORPORATION TO LIMIT THE LIABILITY OF DIRECTORS AND OFFICERS
    AND PROVIDE FOR INDEMNIFICATION OF THE COMPANY'S DIRECTORS AND OFFICERS

  The Company's Board of Directors has adopted a resolution approving and recommending to the Company's shareholders for their approval an amendment to the Company's Articles of Incorporation to limit the liability of directors and officers to the extent provided by law and to provide for indemnification of the Company's directors and officers. The proposed amendment also provides that in the event there is a change in the composition of a majority of the Board of Directors after the date of an alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to such claim for indemnification will be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. The proposed amendment further provides that the provisions of this proposed amendment may be altered, amended or repealed only by the affirmative vote of 75% or more of the voting power of all the then outstanding shares of the Company entitled to vote on the election of directors, voting together as a single class. In addition, the proposed amendment provides that no amendment, modification or repeal of this proposed amendment shall diminish the rights provided thereunder or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

REASONS FOR THE PROPOSED AMENDMENT

  Florida law allows a Florida corporation to indemnify any person who was or is a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation. Such indemnification is conditioned upon such person having acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, such person having had no reasonable cause to believe his or her conduct was unlawful. Florida law further provides that a corporation may purchase liability insurance on behalf of any director, officer, employee or agent of the corporation. The Company's bylaws currently provide that its directors, officers, employees and agents will be indemnified to the fullest extent permitted under Florida law and that the Company may purchase liability insurance for its directors, officers, employees and agents. The proposed amendment will make it more difficult for a person seeking to cause a takeover or to gain control of the Company to amend the indemnification rights of the Company's directors and officers.

  The text of the proposed amendment is found in Article IV of the proposed Articles of Incorporation which is set forth in Exhibit A to this Proxy Statement. If Proposal Three is adopted, it will become effective upon filing the Amended and Restated Articles of Incorporation with the Florida Department of State.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

                                 PROPOSAL FOUR
                      AMENDMENT TO 1995 STOCK OPTION PLAN

  The Board has adopted a resolution approving and recommending to the Company's shareholders for their approval of an amendment to the 1995 Plan (the "1995 Plan Amendment") to increase the total number of shares underlying options or restricted stock that may be granted pursuant to the 1995 Plan.

  A summary of the principal features of the 1995 Plan is provided below, but is qualified in its entirety by reference to the full text of the 1995 Plan. Copies of the 1995 Plan and the 1995 Plan Amendment are available upon request directed to Michael D. Abney, Senior Vice President and Chief Financial Officer, AccuStaff Incorporated, One Independent Drive, Jacksonville, Florida 32202.

THE 1995 PLAN AMENDMENT; SHARES SUBJECT TO THE 1995 PLAN

  The 1995 Plan currently provides a limit of 12,000,000 as the number of shares that can be issued under the plan. Through June 24, 1998, 3,071,879 options had been exercised, leaving 8,928,121 available for currently outstanding or future awards. As of June 24, 1998, no shares remained available to be granted under the 1995 Plan. As the Company continues to grow, the Company needs to attract and retain highly qualified directors, employees, consultants and advisors, including the retention of management personnel of potential acquisition candidates, and the Company believes it is important to provide such employees and personnel a significant equity interest in the Company in order to align the interests of such individuals with the stockholders. In addition, the Board of Directors believes that by providing the grantees of options and restricted stock with additional incentive to achieve the Company's objectives and to participate in its success and growth will encourage their continued association with or service to the Company and its subsidiaries, in an effort to increase the growth and profitability of the Company. The Board of Directors therefore recommends amending the 1995 Plan to increase the total number of shares that can be issued thereunder by 8,000,000 to 20,000,000, but after considering previously exercised options, only 16,928,121 would be available for currently outstanding and future awards.

  In the event of a change in the outstanding shares of the Company's Common Stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or other change in corporate structure, the number and/or type of shares to be awarded under the 1995 Plan shall be adjusted appropriately by the Compensation Committee to prevent an unfavorable effect upon the value of the options to be granted under the 1995 Plan. In connection with the Spin-off, the shares subject to options granted under the 1995 Plan and any other shares available for issuance under the 1995 Plan, including the 8,000,000 shares that shareholders are being asked to authorize for issuance under the 1995 Plan, if this Proposal Four is adopted, will have an appropriate antidilution adjustment that will result in the number of shares authorized for the 1995 Plan exceeding 20,000,000, and exceeding the 16,928,121 currently available for outstanding and future awards.

  The 1995 Plan has a limitation on the number of options and restricted stock grants which may be issued to any one participant in a fiscal year in order to comply with Section 162(m) of the Code. This limitation is set at 2,000,000 as the maximum annual limit in fiscal 1995 and 1996, and 500,000 as the maximum annual limit in all fiscal years thereafter.

  The Board of Directors has amended the 1995 Plan to eliminate the Company's ability to issue SARs (stock appreciation rights) under the 1995 Plan and has further amended the 1995 Plan to change the definition of directors who serve on the Plan Committee to comply with definitions set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). These amendments do not require shareholder approval and such approval is not being sought.

ADMINISTRATION

  The 1995 Plan is administered by a committee of the Board of Directors which is vested with responsibility for administering the 1995 Plan (the "Plan Committee"). The Plan Committee consists of at least two directors appointed from time to time by the Board of Directors who satisfy the definition of "non-employee directors" as set forth in Rule 16b-3 and the definition of "outside director" under Section 162(m). Decisions of the Plan Committee regarding the interpretation and administration of the 1995 Plan are to be binding on all persons.

AMENDMENT OF STOCK OPTION PLAN

  The 1995 Plan may be amended at any time and from time to time by the Board of Directors. The Board of Directors may not, however, amend the 1995 Plan without the approval of the shareholders of the Company if such amendment would: (i) increase the total number of shares of Common Stock issuable under the Stock Option Plan; (ii) materially change the class of person that may participate in the 1995 Plan; or (iii) materially increase the benefits accruing to participants under the 1995 Plan.

ELIGIBILITY

  The class of persons eligible to participate in the 1995 Plan shall include, but not be limited to, all directors, employees, consultants and advisors to the Company or its subsidiaries; provided, however, that only employees of the Company or its subsidiaries shall be eligible to receive incentive stock options. Subject to the limitations described above, the Plan Committee shall have the discretion to include all persons whose participation in the 1995 Plan that the Plan Committee determines to be in the best interests of the Company. Therefore, it is not possible to predict the amounts that will be received by or allocated to particular individuals or groups of employees if the proposed amendment is adopted. The approximate number of all directors, employees, consultants and advisors which management believes are eligible to participate in the 1995 Plan is approximately 2,200 based on the current number of full-time employees, provided that the Plan Committee shall have the discretion to include any other persons whose participation it deems beneficial.

EFFECTIVE DATE AND TERMINATION

  The 1995 Plan was effective as of August 24, 1995 and was approved by the shareholders on June 19, 1996. The Board of Directors may, at any time, terminate the 1995 Plan. Termination of the 1995 Plan will not adversely affect a participant's rights to any option or restricted stock granted prior to termination.

TERMS OF STOCK OPTIONS

  Options granted under the 1995 Plan may consist of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"); provided, however, that only employees of the Company or its subsidiaries shall be eligible to receive ISOs. Options granted under the 1995 Plan need not be identical to one another. The Plan Committee may, in its discretion, grant options under the 1995 Plan to employees, including directors who are also employees, as well as advisors and consultants upon such restrictions, terms and conditions as the Plan Committee may prescribe. Notwithstanding any other provision of the 1995 Plan, the maximum number of shares that may be issued pursuant to ISOs under the 1995 Plan shall be 20,000,000.

  The purchase price under each option will be established by the Plan Committee, but in no event will the option price of an ISO be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The exercise price for any option granted under the 1995 Plan must be paid in full at the time of exercise. The exercise price and any federal, state or local taxes that are required to be withheld may be paid in cash or the surrender of shares of Common Stock owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or any combination or the foregoing equal to the option price. The Plan Committee, in its discretion, may provide that the purchase price for certain options may be paid by execution of recourse promissory notes in favor of the Company.

  ISOs must be granted within ten years of the effective date of the 1995 Plan and may not be exercisable more than ten years from the date of the grant. However, there is no requirement that NSOs be exercised within a fixed amount of time. The Plan Committee may provide, however, that a particular Option (either an ISO or an NSO) will terminate in a specified period of time.

  The Plan Committee, in its discretion, may provide for accelerated vesting of an option in the event of the participant's death, disability, retirement or other events. The Plan Committee, in its discretion, may also provide for accelerated vesting in the event of certain changes in control of the Company. The Plan Committee, in its discretion, may also provide for accelerated vesting in the event of certain changes in control of the Company. Each option is transferable only by will or the law of descent and distribution or in the case of a Non-Incentive Stock Option pursuant to a Qualified Domestic Relations Order and, except as provided in the following sentence, may only be exercisable by the participant during his or her lifetime. Each Non-Incentive Stock Option granted to a participant, to the extent provided in such participant's individual stock option agreement by the Plan Committee, in its sole discretion, may be transferable by gift to any member of the participant's immediate family or to a trust for the benefit of such participant's immediate family member(s) and, if so transferred, may be exercisable, solely by such transferee.

OTHER TYPES OF AWARDS

  The 1995 Plan also permits the award of restricted stock awards. Restricted stock awards entitle the recipient to receive shares of Common Stock, subject to forfeiture restrictions that lapse over time or upon the occurrence of events specified by the Plan Committee, with the shares required to be forfeited if the recipient ceases to be an employee of the Company before the restrictions lapse. The Plan Committee, in its discretion, may provide that the grant or vesting of restricted stock is based on the satisfaction of performance goals in order to comply with Section 162(m) of the Code. Such performance goals may include increases in pre-tax income, stock price, sales, earnings per share, cash flows or return on equity.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of the federal income tax consequences of the 1995 Plan is intended to be a summary of applicable federal income tax law. State and local tax consequences may differ. Because the federal income tax rules governing options and restricted stock and related payments are complex and subject to frequent change, participants are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to an option exercise.

  ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements.

  A participant is not taxed on the grant or exercise of an ISO. The difference between the fair market value of the shares on the exercise date and the exercise price will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise, the participant's gain, if any, resulting from a subsequent disposition of such shares will be treated as long-term capital gain for federal income tax purposes. Gains resulting from the sale of stock held at least 18 months following the date of exercise of the ISO will be taxed as "adjusted net capital gain" pursuant to Section 1(h) of the Code. Gains from the sale of stock held more than one year but less than 18 months will be taxed as "mid-term gain" pursuant to Section 1(h) of the Code. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired pursuant to exercise of an ISO before satisfying the one-and two-year holding periods described above, the participant will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of: (i) the amount realized on disposition less the participant's adjusted basis in the stock (usually the option exercise price), or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such disposition will be capital gain. The Company is not entitled to an income tax deduction on the grant or the exercise of an ISO or on the participant's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to the ordinary income recognized by the participant.

  A participant is not taxed on the grant of an NSO. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares will be "adjusted net capital gain" if the shares are held for at least 18 months following exercise, or "mid-term gain" if the shares are held for more than one year, but less than 18 months following exercise. The Company does not receive an income tax deduction for this gain.

APPROVAL BY SHAREHOLDERS

  The affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting and entitled to vote thereon is required to approve the 1995 Plan Amendment. Shares of Common Stock that are voted to abstain and shares which are subject to broker non-votes with respect to any matter will not be considered cast with respect to that matter.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL FOUR.

                     PRINCIPAL SHAREHOLDERS AND SECURITIES
                            OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership as of June 1, 1998 of (i) each director, (ii) the Company's Chief Executive Officer and the four most highly compensated executive officers, (iii) those persons known to the Company to be beneficial owners of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

                                                          SHARES BENEFICIALLY
NAME                                                             OWNED
----                                                      --------------------
                                                            NUMBER   PERCENT(1)
                                                          ---------- ---------
Derek E. Dewan(2)........................................  1,673,767   1.49%
John K. Anderson, Jr.(3).................................     19,367      *
Peter J. Tanous..........................................          0      *
T. Wayne Davis(4)........................................    233,401      *
Daniel M. Doyle..........................................     10,000      *
Michael D. Abney(5)......................................    481,340      *
Marc M. Mayo(6)..........................................     33,334      *
Robert P. Crouch(7)......................................      6,668      *
Timothy D. Payne(8)......................................      1,000      *
American Express Company(9)..............................  6,313,816   5.72%
Putnam Investments, Inc.(10).............................  7,927,259   7.18%
Massachusetts Financial Services Company(11)............. 10,266,137   9.29%
AMVESCAP PLC(12).........................................  5,503,093   4.98%
FMR Corp.(13)............................................  9,639,387   8.73%
All directors and executive officers as a group (9
 persons)(14)............................................  2,458,877   2.23%

--------
* Indicates less than 1%.
(1) Percentage is determined on the basis of 110,448,334 shares of Common Stock outstanding as of June 1, 1998, plus shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").
(2) Mr. Dewan owns or has options to acquire a total of 2,783,100 shares of Common Stock, including the 1,673,767 shares shown in the table above. Mr. Dewan's 2,783,100 shares consist of: (i) 100 shares held in his name; (ii) 1,673,667 shares held pursuant to options that are exercisable within 60 days of June 1, 1998; (iii) 276,000 shares of restricted stock which vest ratably over the next four years; (iv) 333,333 options that will vest ratably over the next two years; and (v) 500,000 options that will vest ratably over the next three years.
(3) Mr. Anderson beneficially owns or has options to acquire 140,700 shares of Common Stock, including the 19,367 shares shown in the table above. Mr. Anderson's 140,700 shares consist of: (i) 700 shares held in his name;
    (ii) 8,667 shares held pursuant to options that are exercisable within 60 days of June 1, 1998; (iii) 61,333 options which will vest ratably over the next two years; and (iv) options for 60,000 shares which will vest ratably over the next three years.
(4) Mr. Davis beneficially owns or has options to acquire 325,400 shares of Common Stock, including the 233,401 shares shown in the table above. Mr. Davis' 325,400 shares consist of: (i) 130,000 shares held in his name;
    (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation, over which Mr. Davis has sole voting and dispositive power;
    (iii) 5,400 shares held in Mr. Davis' wife's name; (iv) 68,001 shares held pursuant to options that are exercisable within 60 days of June 1, 1998;
    (v) 31,999 options which will vest ratably over the next two years; and
    (vi) options for 60,000 shares which will vest ratably over the next three years.
(5) Mr. Abney owns or has options to acquire a total of 681,340 shares of Common Stock, including 481,340 shares shown in the table above. Mr. Abney's 681,340 shares consist of: (i) 31,340 shares held in his name;
    (ii) 450,000 shares held pursuant to options that are exercisable within 60 days of June 1, 1998; (iii) 100,000 options that will vest ratably over the next two years; and (iv) 100,000 options which will vest ratably over the next three years.
(6) Mr. Mayo owns or has options to acquire a total of 250,000 shares of Common Stock, including the 33,334 shares shown in the table above. Mr. Mayo's 250,000 shares consist of: (i) 33,334 shares held pursuant to options that are exercisable within 60 days of June 1, 1998; (ii) 66,666 options that will vest ratably over the next two years; and (iii) 150,000 shares which will vest ratably over the next three years.
(7) Mr. Crouch owns or has options to acquire a total of 180,000 shares of Common Stock, including the 6,668 shares shown in the table above. Mr. Crouch's 180,000 shares consists of: (i) 6,668 shares held pursuant to options that are exercisable within 60 days of June 1, 1998; (ii) 73,332 options which will vest ratably over the next two years; and (iii) options for 100,000 shares which will vest ratably over the next five years.
(8) Mr. Payne owns or has options to acquire a total of 138,333 shares of Common Stock, including the 1,000 shares shown in the table above. Mr. Payne's 138,333 shares consist of: (i) 1,000 shares held pursuant to options that are exercisable within 60 days of June 1, 1998; (ii) 4,000 options which will vest ratably over the next four years; and (iii) options for 133,333 shares which will vest ratably over the next two years.
(9) Based on information the Company obtained from American Express Company's
    Schedule 13-G filed as of January 29, 1998. The business address of American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285. American Express Company reports to have shared voting power for 399,016 shares of Common Stock and shared dispositive power for 6,313,816 shares of Common Stock.
(10) Based on information the Company obtained from Putnam Investments, Inc.'s
     Schedule 13-G filed as of January 20, 1998. The business address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. Putnam Investments, Inc. reports to have shared voting power for 438,300 shares of Common Stock and shared dispositive power for 7,927,259 shares of Common Stock. These shares are held through its affiliates which report that Putnam Investment Management, Inc. has shared dispositive power for 7,140,459 shares and The Putnam Advisory Company has shared voting power for 438,300 shares of Common Stock and shared dispositive power for 786,800 shares of Common Stock.
(11) Based on information the Company obtained from Massachusetts Financial Services Company's Schedule 13-G filed as of January 20, 1998. The business address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. Massachusetts Financial Services Company reports to have sole voting power for 10,225,030 shares of Common Stock and sole dispositive power for 10,266,137 shares of Common Stock. The 10,266,137 shares of Common Stock are held by Massachusetts Financial Services Company and certain other affiliates that include the MFS Series Trust II--MFS Emerging Growth Stock Fund.
(12) Based on information the Company obtained from AMVESCAP PLC's Schedule 13-G filed as of February 11, 1998. The business address of AMVESCAP PLC is 11 Devonshire Square, London, EC2M 4YR, United Kingdom. AMVESCAP PLC reports to have shared voting and dispositive power for 5,503,093 shares of Common Stock. The 5,503,093 shares of Common Stock are held by the following subsidiaries of AMVESCAP PLC: AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., and INVESCO North American Holdings, Inc.
(13) Based on information the Company obtained from FMR Corp.'s Schedule 13-G filed as of February 9, 1998. The business address of FMR Corp is 82 Devonshire Street, Boston, MA 02109. FMR Corp. reports to have sole voting power for 1,218,761 shares of Common Stock and sole dispositive power for 9,639,387 shares of Common Stock. These shares are held through various subsidiaries and affiliates of FMR Corp., including Fidelity Management Research Company, an investment adviser to various investment companies, Fidelity Management Trust Company, Fidelity International Limited, Edward C. Johnson 3d and Abigail P. Johnson.
(14) Includes 2,251,337 shares held pursuant to options that are exercisable within 60 days of June 1, 1998.

                           EXPENSES OF SOLICITATION

  The Company will bear the cost of preparing, assembling, printing and mailing the proxy materials and of reimbursing brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company may also retain the services of Corporate Communications, Inc. and/or Morrow & Co., Inc. to aid in the solicitation of proxies from brokers, banks, custodians and other nominees, for which the Company will pay a fee not to exceed, in the aggregate, $10,000 plus reimbursement for expenses.

                             SHAREHOLDER PROPOSALS

  Shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 1999 annual meeting of shareholders, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 14, 1998. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.

  In accordance with the Company's bylaws, shareholders who wish to submit a proposal for consideration at the Company's 1999 annual meeting of shareholder but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, as amended, must deliver a copy of their proposal to the Company at its principal executive offices no later than December 14, 1998.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          By Order of the Board of Directors,

                                          /s/ Marc M. Mayo
                                          ---------------------------------
                                          Marc M. Mayo
                                          Senior Vice President, General
                                           Counsel
                                          and Secretary

Jacksonville, Florida
July 14, 1998

                                   EXHIBIT A

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                       MODIS PROFESSIONAL SERVICES, INC.

                                   ARTICLE I
                                     NAME

  The name of this Corporation is Modis Professional Services, Inc.

                                  ARTICLE II
                               PRINCIPAL OFFICE

  The principal office and mailing address of this Corporation is One Independent Drive, Jacksonville, Florida 32202.

                                  ARTICLE III
                                 CAPITAL STOCK

  This Corporation is authorized to issue four hundred million (400,000,000) shares of Common Stock with a par value of one cent ($.01) per share, and ten million (10,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share. The Board of Directors shall have the authority to establish series of the Preferred Stock and, by filing the appropriate Articles of Amendment with the Department of State of the State of Florida, to establish the designation of each series and the variations in rights, preferences and limitations for each series.

                                  ARTICLE IV
                                INDEMNIFICATION

SECTION 1. LIMITATION OF LIABILITY

  To the full extent that the Florida Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of this Corporation shall not be liable to this Corporation or its shareholders for any monetary damages.

SECTION 2. INDEMNIFICATION

  (a) This Corporation shall indemnify a director or officer of this Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, this Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his or her ability to make repayment. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify and advance the expenses of any director or officer.

  (b) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause this Corporation to indemnify or contract in advance to indemnify any person not specified in Article IV, Section 2(a) who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Article IV, Section 2(a).

SECTION 3. INSURANCE

  This Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his or her status as such, whether or not this Corporation would have power to indemnify him or her against such liability under the provisions of this Article IV.

SECTION 4. CHANGE IN BOARD OF DIRECTORS

  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Article IV, Section 2(a) shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

SECTION 5. APPLICATION

  The provisions of this Article IV shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

SECTION 6. COVERED PERSONS

  Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

SECTION 7. AMENDMENT

  Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of this Corporation), the provisions of this Article may be altered, amended or repealed only by the affirmative vote of 75% or more of the voting power of all the then outstanding shares of this Corporation's capital stock entitled to vote on the election of directors, voting together as a single class.

                                   ARTICLE V
                                  AMENDMENTS

  Except as otherwise provided herein, these Articles of Incorporation may be amended in the manner provided by law. Both the shareholders and the Board of Directors may repeal, amend or adopt Bylaws for the corporation, pursuant to these Articles, except that the shareholders may prescribe in any Bylaw made by them that such Bylaw shall not be altered, repealed or amended by the Board of Directors.

                            ACCUSTAFF INCORPORATED
                             One Independent Drive
                          Jacksonville, Florida 32202

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
        KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of AccuStaff Incorporated, a Florida corporation (the "Company"), do hereby nominate, constitute, and appoint Derek E. Dewan and Michael D. Abney, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on July 7, 1998, at the Special Meeting of its Shareholders to be held in the Auditorium in the AccuStaff Building, One Independent Drive, Jacksonville, Florida on August 14, 1998, at 10:00 a.m., local time, or at any adjournment thereof.

1. Amend the Company's Articles of Incorporation to change the name of the Company from AccuStaff Incorporated to Modis Professional Services, Inc.

                [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

2. Amend the Company's Articles of Incorporation to increase the number of shares of common stock, par value $0.01 per share, which the Company is authorized to issue from one hundred and fifty million (150,000,000) shares to four hundred million (400,000,000) shares.

                [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

3. Amend the Company's Articles of Incorporation to limit the liability of directors and officers and to provide indemnification of the Company's directors and officers.

                [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

4. Amend the Company's 1995 Stock Option Plan to increase the number of shares underlying options or restricted stock that may be granted pursuant to such plan.

                [ ] FOR         [ ] AGAINST        [ ] ABSTAIN
                         (Continued on the other side)

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person. Make sure that the name on your stock certificate(s) is exactly as you indicated below.


                    -----------------------------------------------------------
                                              Signature


                    -----------------------------------------------------------
                                      Signature if jointly held


                    Dated:                                             , 1998
                          ---------------------------------------------

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                     THE ENCLOSED SELF-ADDRESSED ENVELOPE.